FREE WRITING PROSPECTUS Dated August 17, 2006	Filed Pursuant to Rule 433 Registration No. 333-124935-04

800MM  HARLEY DAVIDSON MOTORCYCLE TRUST HDMOT 2006-3
CITI/WACHOVIA JOINT BOOKS;  COMGRS: ABN-BNP-JPM

Class	Size	WAL	Rating Moodys/S&P	Final Scheduled Distribution Date	WNDW	Bench	Spread	Yield	Coupon	Price
A-1	100 MM	0.28	P-1/A-1+	9/07	1-6	IntLib	-3	5.37	5.37	100.00
A-2	228 MM	0.95	Aaa/AAA	2/10	6-18	EDSF	-1	5.482	5.42	99.99984
A-3	264 MM	2.10	Aaa/AAA	1/12	18-34	ISWAP	-2	5.304	5.24	99.98766
A-4	160 MM	3.36	Aaa/AAA	6/13	34-45	ISWAP	0	5.281	5.22	99.98849
B	48 MM	3.72	A3/A	11/14	45-45	ISWAP	+21	5.493	5.43	99.99628

PRICED TO 1.8% ABS

FIRST PAYMENT:  9/15

EXPECTED SETTLE: 8/25 Flat

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.